UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2022

ASCENT SOLAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street
Thornton, CO 80241
(Address of principal executive offices)

(720) 872-5000
(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ASTI	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03	Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 27, 2022, Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), filed a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at a ratio of one-for-five thousand (the “Reverse Stock Split”).

The Certificate of Amendment provides that the Reverse Stock Split became effective as of 5:00 p.m. Eastern Time on January 28, 2022 (the “Effective Time”), at which time every five thousand shares of the Company’s issued and outstanding Common Stock were automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. The Certificate of Amendment provides that in the event a stockholder would otherwise be entitled to receive a fraction of a share of Common Stock, such stockholder shall receive one whole share of Common Stock in lieu of such fractional share and no fractional shares shall be issued.

Following the Reverse Stock Split, the Company’s issued and outstanding shares of Common Stock were decreased from approximately 23.74 billion pre-split shares to 4.81 million post-split shares. In connection with the Reverse Stock Split effectiveness, the number of authorized shares of the Company's Common Stock were decreased from 30 billion to 500 million shares.

The amount of the Company’s outstanding convertible notes and outstanding convertible preferred stock were not affected by the Reverse Stock Split. However, the number of shares of Common Stock into which the outstanding convertible notes and outstanding convertible preferred stock is convertible was adjusted proportionately as a result of the Reverse Stock Split. All outstanding RSUs, stock options, warrants and rights to purchase shares of Common Stock were also adjusted proportionately.

Trading of the Company’s Common Stock continued on the OTC Marketplace on a split-adjusted basis on January 31, 2022. The Company's Common Stock will temporarily trade under the symbol "ASTID," with a "D" added for 20 trading days to signify that the Reverse Stock Split has occurred. After 20 trading days, the trading symbol will revert back to ASTI. The new CUSIP number for the Common Stock following the Reverse Stock Split is 043635606.

A copy of the Certificate of Amendment is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

As previously announced, in November 2021 the Company’s board and stockholders approved a reverse stock split at a ratio in the range of one-for-1,000 to one-for-10,000, with the final ratio to be determined by the Company’s board in its discretion without further approval from the Company’s stockholders. In January 2022, the Company’s board subsequently approved the final Reverse Stock Split ratio of one-for-5,000.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit Number	Description

	3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company dated January 27, 2022

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

February 2, 2022	By:	/s/ Michael Gilbreth
Name: Michael Gilbreth
Title: Chief Financial Officer